EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FCCC, INC. IN FINAL NEGOTIATIONS FOR TENDER OFFER AT $3.05 PER SHARE

NORWALK, CONNECTICUT, MAY 19, 2004 - FCCC, Inc. (OTCBB: FCIC) (formerly The First Connecticut Capital Corporation) has noted an increase in the market price and number of shares traded of its common stock today. The Company is currently in final negotiations with a group of private investors concerning a material transaction involving the Company. Specifically, if the parties successfully conclude their negotiations within the next week, then a tender offer will be announced to purchase a minimum of 62% of the 1,423,382 outstanding shares of FCCC, Inc. at a price of $3.05 per share, all cash. The group will also purchase 200,000 outstanding warrants to purchase FCCC, Inc. common stock and cause the acceleration and redemption of all outstanding stock options.

For more information contact:

Mr. Martin Cohen, Chairman, at (212) 744-8537 or Mr. Bernard Zimmerman, President and CEO, at (203) 855-7700.

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This press-release contains forward-looking statements within the meaning of, and made pursuant to, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events or timing of events to be different. FCCC, Inc. refers interested parties to its SEC filings for a complete discussion about the Company.